EX-99.h.1.i

AMENDMENT NO. 3 TO
SCHEDULE A

DELAWARE GROUP FOUNDATION FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AMENDED AS OF APRIL 15, 2013

Delaware Foundation® Moderate Allocation Fund	Effective as of May 1, 2002
Delaware Foundation® Growth Allocation Fund	Effective as of May 1, 2002
Delaware Foundation® Conservative Allocation Fund	Effective as of May 1, 2002

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP FOUNDATION
FUNDS
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President and Chief Executive
Officer